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                                                                    EXHIBIT 23.1


                        Consent of Independent Auditors


The Board of Directors
Loislaw.com, Inc.:

We consent to incorporation by reference herein of our reports dated May 29, 1999, except as to note 7(c) which is as of July 22, 1999, relating to the balance sheets of Loislaw.com, Inc. as of December 31, 1998 and 1997, and the related statements of operations, redeemable equity securities and stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998 and the related financial statement schedule, which reports appear in Loislaw.com, Inc.'s Registration Statement on Form S-1
(No. 333-81107) declared effective on September 29, 1999.

                                        KPMG LLP

Little Rock, Arkansas
September 29, 1999